Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2012 Results

Provides 2013 Guidance

Nashville, Tenn., February 5, 2013 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter and year ended December 31, 2012.

Key fourth quarter metrics (all percentage changes compare 4Q 2012 to 4Q 2011 unless noted):

•	Revenues increased 8.5 percent to $8.434 billion

•	Net income attributable to HCA Holdings, Inc. totaled $314 million, or $0.68 per diluted share (includes pretax legal claim costs of $175 million, or $0.24 per diluted share)

•	Adjusted EBITDA declined 2.0 percent to $1.606 billion

•	Cash flow from operations totaled $1.263 billion

•	Same facility equivalent admissions increased 5.0 percent while same facility admissions increased 4.3 percent

•	Same facility emergency room visits increased 12.7 percent

•	Same facility revenue per equivalent admission increased 0.5 percent

“We are pleased with our operating performance in the fourth quarter. Many of our key operating metrics met our expectations reflecting the strength of our delivery networks,” stated Richard M. Bracken, Chairman and CEO.

Fourth quarter 2012 revenues increased to $8.434 billion compared to $7.769 billion in the prior year’s fourth quarter. Revenue growth was primarily driven by increased patient utilization at the Company’s facilities and the financial consolidation (effective November 1, 2011) of our HealthONE joint venture. On a consolidated basis, equivalent admissions increased 7.1 percent, while admissions increased 6.0 percent compared to the prior year period.

Patient volume trends in the fourth quarter were strong, and same facility equivalent admissions increased 5.0 percent. Same facility admissions increased 4.3 percent and same facility emergency room visits increased 12.7 percent in the fourth quarter compared to the prior year period.

On January 24, 2013, a Missouri judge ruled in favor of a nonprofit health foundation in a lawsuit against HCA. In the case, the plaintiff alleged that HCA did not make the full level of capital expenditures and uncompensated care agreed to in connection with its purchase of hospitals from Health Midwest in 2003. HCA recorded $175 million of legal claim costs in the fourth quarter of 2012 related to this ruling; however, the Company plans to appeal the ruling.

Net income attributable to HCA Holdings, Inc. totaled $314 million, or $0.68 per diluted share, compared to $1.935 billion, or $4.25 per diluted share, in the fourth quarter of 2011. Results for the fourth quarter of 2012 include pretax legal claim costs of $175 million, or $0.24 per diluted share, and pretax gains on sales of facilities of $11 million, or $0.01 per diluted share. Results for the fourth quarter of 2011 include a pretax gain on the acquisition of a controlling interest in an equity investment of $1.522 billion, or $3.13 per diluted share, and pretax gains on sales of facilities of $145 million, or $0.18 per diluted share. The Company’s effective tax rate in the fourth quarter of 2011 was favorably impacted by the majority of the gain associated with the acquisition of the controlling interest in the equity investment being nontaxable.

For the fourth quarter of 2012, Adjusted EBITDA totaled $1.606 billion, compared to $1.639 billion in the previous year. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Year Ended December 31, 2012

Revenues for the year ended December 31, 2012 totaled $33.013 billion compared to $29.682 billion in 2011. Net income attributable to HCA Holdings, Inc. in 2012 was $1.605 billion, or $3.49 per diluted share, compared to $2.465 billion, or $4.97 per diluted share, in 2011. Results for the year ended December 31, 2012 include a net favorable Medicare settlement of $188 million to revenues, $170 million to Adjusted EBITDA and $0.22 per diluted share and pretax legal claim costs of $175 million, or $0.24 per diluted share. Results also include pretax gains on sales of facilities of $15 million, or $0.02 per diluted share. Results for the year ended December 31, 2011 include a pretax gain on the acquisition of a controlling interest in an equity investment of $1.522 billion, or $2.87 per diluted share, pretax gains on sales of facilities of $142 million, or $0.16 per diluted share, pretax losses on the retirement of debt of $481 million, or $0.61 per diluted share, and a pretax charge for termination of management agreement of $181 million, or $0.30 per diluted share. Adjusted EBITDA for 2012 totaled $6.531 billion compared to $6.061 billion in 2011.

Balance Sheet and Cash Flow

As of December 31, 2012, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $705 million, total debt of $28.930 billion, and total assets of $28.075 billion. During the fourth quarter, capital expenditures totaled $594 million, excluding acquisitions, compared to $509 million in the previous year’s fourth quarter. HCA’s debt-to-Adjusted EBITDA ratio at December 31, 2012 was 4.4x compared to 4.5x at December 31, 2011. Net cash provided by operating activities totaled $1.263 billion compared to $1.387 billion in the fourth quarter of 2011.

2013 Guidance

Today, HCA issued the following estimated guidance for 2013:

2013 RANGE
Revenues	$33.50 to $34.50 billion
Adjusted EBITDA	$6.25 to $6.50 billion
Adjusted EPS (diluted)	$3.00 to $3.30
Capital Expenditures	Approximately $2 billion

This guidance range excludes the impact of items, if applicable, that are non-operational in nature including items such as, but not limited to, gains or losses on sales of facilities and businesses, gains or losses on early debt retirement and impairments of long-lived assets. The guidance includes estimated EHR incentive income assumptions in a range of $200-$225 million and EHR expenses in a range of $110-$130 million. This guidance is also subject to certain conditions including those as set forth below in the Company’s “Cautionary Statement about Preliminary Results and Other Forward-Looking Information”.

The Company’s annual shareholders’ meeting will be held in Nashville, Tennessee on April 24, 2013 at 2:00 p.m. local time for shareholders of record as of March 1, 2013.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1012822 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s fourth quarter and year-end financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the

Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or Waiver Programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2011 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2012		2011
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$9,538		$8,429
Provision for doubtful accounts	1,104		660

Revenues	8,434	100.0%	7,769	100.0%

Salaries and benefits	3,865	45.8	3,492	44.9
Supplies	1,501	17.8	1,346	17.3
Other operating expenses	1,552	18.4	1,453	18.7
Electronic health record incentive income	(80)	(0.9)	(120)	(1.5)
Equity in earnings of affiliates	(10)	(0.1)	(41)	(0.5)
Depreciation and amortization	425	4.9	387	5.0
Interest expense	462	5.5	465	6.0
Gains on sales of facilities	(11)	(0.1)	(145)	(1.9)
Legal claim costs	175	2.1	—	—
Gain on acquisition of controlling interest in equity investment	—	—	(1,522)	(19.6)

	7,879	93.4	5,315	68.4

Income before income taxes	555	6.6	2,454	31.6
Provision for income taxes	128	1.5	412	5.3

Net income	427	5.1	2,042	26.3
Net income attributable to noncontrolling interests	113	1.4	107	1.4

Net income attributable to HCA Holdings, Inc.	$314	3.7	$1,935	24.9

Diluted earnings per share	$0.68		$4.25
Shares used in computing diluted earnings per share (000)	461,131		455,460
Comprehensive income attributable to HCA Holdings, Inc.	$297		$1,919

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2012 and 2011

(Dollars in millions, except per share amounts)

	2012		2011
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$36,783		$32,506
Provision for doubtful accounts	3,770		2,824

Revenues	33,013	100.0%	29,682	100.0%

Salaries and benefits	15,089	45.7	13,440	45.3
Supplies	5,717	17.3	5,179	17.4
Other operating expenses	6,048	18.3	5,470	18.5
Electronic health record incentive income	(336)	(1.0)	(210)	(0.7)
Equity in earnings of affiliates	(36)	(0.1)	(258)	(0.9)
Depreciation and amortization	1,679	5.1	1,465	4.9
Interest expense	1,798	5.4	2,037	6.9
Gains on sales of facilities	(15)	—	(142)	(0.5)
Legal claim costs	175	0.5	—	—
Gain on acquisition of controlling interest in equity investment	—	—	(1,522)	(5.1)
Losses on retirement of debt	—	—	481	1.6
Termination of management agreement	—	—	181	0.6

	30,119	91.2	26,121	88.0

Income before income taxes	2,894	8.8	3,561	12.0
Provision for income taxes	888	2.7	719	2.4

Net income	2,006	6.1	2,842	9.6
Net income attributable to noncontrolling interests	401	1.2	377	1.3

Net income attributable to HCA Holdings, Inc.	$1,605	4.9	$2,465	8.3

Diluted earnings per share	$3.49		$4.97
Shares used in computing diluted earnings per share (000)	459,403		495,943
Comprehensive income attributable to HCA Holdings, Inc.	$1,588		$2,453

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2012	2011	2012	2011
Revenues	$8,434	$7,769	$33,013	$29,682

Net income attributable to HCA Holdings, Inc.	$314	$1,935	$1,605	$2,465
Gains on sales of facilities (net of tax)	(6)	(84)	(9)	(80)
Legal claim costs (net of tax)	110	—	110	—
Gain on acquisition of controlling interest in equity investment (net of tax)	—	(1,424)	—	(1,424)
Losses on retirement of debt (net of tax)	—	—	—	303
Termination of management agreement (net of tax)	—	—	—	149

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement (a)	418	427	1,706	1,413
Depreciation and amortization	425	387	1,679	1,465
Interest expense	462	465	1,798	2,037
Provision for income taxes	188	253	947	769
Net income attributable to noncontrolling interests	113	107	401	377

Adjusted EBITDA (a)	$1,606	$1,639	$6,531	$6,061

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.68	$4.25	$3.49	$4.97
Gains on sales of facilities	(0.01)	(0.18)	(0.02)	(0.16)
Legal claim costs	0.24	—	0.24	—
Gain on acquisition of controlling interest in equity investment	—	(3.13)	—	(2.87)
Losses on retirement of debt	—	—	—	0.61
Termination of management agreement	—	—	—	0.30

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement (a)	$0.91	$0.94	$3.71	$2.85

Shares used in computing diluted earnings per share (000)	461,131	455,460	459,403	495,943

(a)	Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	September 30,	December 31
	2012	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$705	$472	$373
Accounts receivable, net	4,672	4,598	4,533
Inventories	1,086	1,052	1,054
Deferred income taxes	385	322	594
Other	915	828	679

Total current assets	7,763	7,272	7,233

Property and equipment, at cost	29,527	29,145	28,075
Accumulated depreciation	(16,342)	(16,185)	(15,241)

	13,185	12,960	12,834

Investments of insurance subsidiaries	515	473	548
Investments in and advances to affiliates	104	103	101
Goodwill and other intangible assets	5,539	5,460	5,251
Deferred loan costs	290	266	290
Other	679	768	641

	$28,075	$27,302	$26,898

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,768	$1,585	$1,597
Accrued salaries	1,120	1,027	965
Other accrued expenses	1,849	1,498	1,585
Long-term debt due within one year	1,435	1,751	1,407

Total current liabilities	6,172	5,861	5,554

Long-term debt	27,495	25,182	25,645
Professional liability risks	973	962	993
Income taxes and other liabilities	1,776	1,860	1,720

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(9,660)	(7,859)	(8,258)
Noncontrolling interests	1,319	1,296	1,244

Total deficit	(8,341)	(6,563)	(7,014)

	$28,075	$27,302	$26,898

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012 and 2011

(Dollars in millions)

	2012	2011
Cash flows from operating activities:
Net income	$2,006	$2,842
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(3,663)	(2,953)
Provision for doubtful accounts	3,770	2,824
Depreciation and amortization	1,679	1,465
Income taxes	96	912
Gains sales of facilities	(15)	(142)
Legal claim costs	175	—
Gain on acquisition of controlling interest in equity investment	—	(1,522)
Losses on retirement of debt	—	481
Amortization of deferred loan costs	62	70
Share-based compensation	56	26
Pay-in-kind interest	—	(78)
Other	9	8

Net cash provided by operating activities	4,175	3,933

Cash flows from investing activities:
Purchase of property and equipment	(1,862)	(1,679)
Acquisition of hospitals and health care entities	(258)	(1,682)
Disposition of hospitals and health care entities	30	281
Change in investments	16	80
Other	11	5

Net cash used in investing activities	(2,063)	(2,995)

Cash flows from financing activities:
Issuance of long-term debt	4,850	5,500
Net change in revolving credit facilities	(685)	(449)
Repayment of long-term debt	(2,441)	(6,640)
Distributions to noncontrolling interests	(401)	(378)
Payment of debt issuance costs	(62)	(92)
Issuance of common stock	—	2,506
Distributions to stockholders	(3,148)	(31)
Repurchase of common stock	—	(1,503)
Income tax benefits	174	63
Other	(67)	48

Net cash used in financing activities	(1,780)	(976)

Change in cash and cash equivalents	332	(38)
Cash and cash equivalents at beginning of period	373	411

Cash and cash equivalents at end of period	$705	$373

Interest payments	$1,723	$1,987
Income tax payments (refunds), net	$618	$(256)

HCA Holdings, Inc.

Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2012	2011	2012	2011
Operations:
Number of Hospitals	162	163	162	163
Number of Freestanding Outpatient Surgery Centers	112	108	112	108
Licensed Beds at End of Period	41,804	41,594	41,804	41,594
Weighted Average Licensed Beds	41,777	40,994	41,795	39,735

Reported:
Admissions	438,700	413,700	1,740,700	1,620,400
% Change	6.0%		7.4%
Equivalent Admissions	715,000	667,700	2,832,100	2,595,900
% Change	7.1%		9.1%
Revenue per Equivalent Admission	$11,795	$11,636	$11,657	$11,434
% Change	1.4%		2.0%
Inpatient Revenue per Admission	$11,470	$11,508	$11,475	$11,330
% Change	-0.3%		1.3%
Patient Days	2,076,200	1,951,600	8,242,600	7,709,900
% Change	6.4%		6.9%
Equivalent Patient Days	3,384,200	3,149,400	13,410,700	12,351,200
% Change	7.5%		8.6%
Inpatient Surgery Cases	126,800	123,500	506,500	484,500
% Change	2.6%		4.5%
Outpatient Surgery Cases	224,000	212,800	873,600	799,200
% Change	5.2%		9.3%
Emergency Room Visits	1,785,400	1,564,400	6,912,000	6,143,500
% Change	14.1%		12.5%
Outpatient Revenues as a
Percentage of Patient Revenues	38.7%	37.5%	38.1%	37.0%
Average Length of Stay	4.7	4.7	4.7	4.8
Occupancy	54.0%	51.7%	53.9%	53.2%
Equivalent Occupancy	88.0%	83.5%	87.7%	85.2%

Same Facility:
Admissions	413,500	396,400	1,641,900	1,593,400
% Change	4.3%		3.0%
Equivalent Admissions	667,700	635,800	2,650,000	2,544,700
% Change	5.0%		4.1%
Revenue per Equivalent Admission	$11,545	$11,485	$11,421	$11,385
% Change	0.5%		0.3%
Inpatient Revenue per Admission	$11,309	$11,426	$11,321	$11,315
% Change	-1.0%		0.1%
Inpatient Surgery Cases	118,400	117,400	473,200	473,800
% Change	0.9%		-0.1%
Outpatient Surgery Cases	199,000	195,500	779,100	771,900
% Change	1.8%		0.9%
Emergency Room Visits	1,684,100	1,494,200	6,525,900	6,011,700
% Change	12.7%		8.6%